EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2008 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of i2 Technologies, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements on Form S-8 (Nos. 333-03703, 333-27009, 333-28147, 333-53667, 333-85791, 333-36478, 333-40038, 333-43838, 333-67868, 333-85884, 333-109314, 333-115143 and 333-132473), on Form S-3 (Nos. 333-132663, 333-96341, 333-31342, 333-127722 333-59106 and 333-49180), on Amendment No. 1 to Registration Statement Nos. 333-132663, 333-96341, 333-31342, 333-127722 and 333-59106, and on Amendments No. 2 and No. 3 to Registration Statement No. 333-59106.

/s/  Grant Thornton LLP

Dallas, Texas

March 14, 2008